Exhibit 4.1
INNUITY, INC.
15% SENIOR SECURED NOTE
THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW.
$1,000,000
Issue Date: May 3, 2007
     FOR VALUE RECEIVED, INNUITY, INC., a Utah corporation (the “Company”), hereby promises to pay to the order of IMPERIUM MASTER FUND, LTD. or its permitted successors or assigns (the “Holder”) the sum of ONE MILLION DOLLARS ($1,000,000) in same day funds, on or before May 3, 2008 (the “Maturity Date”). Except as specifically provided by the terms of Section 4 hereof, the Company shall not have the right to prepay any portion of this Note.
     The Company has issued this Note pursuant to a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”). The Notes issued by the Company pursuant to the Securities Purchase Agreement, including this Note, are collectively referred to herein as the “Notes”.
     The Company’s obligations under the Notes, including, without limitation, its obligation to make payments of interest thereon, are guaranteed by the Company Subsidiaries and secured by the assets and properties of the Company and the Company Subsidiaries. The following terms shall apply to this Note:
1.	DEFINITIONS.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which the Principal Market is closed or on which banks in the City of New York are required or authorized by law to be closed.
          “Change of Control” means the existence, occurrence or public announcement of, or entering into an agreement contemplating, any of the following: (a) the sale, conveyance, disposition or other transfer of more than fifty percent (50%) of the total assets owned by the Company and the Company Subsidiaries to any Person (other than a transfer of assets from one Company Subsidiary to another Company Subsidiary); (b) the effectuation of a transaction or series of transactions in which more than twenty-five percent (25%) of the equity or voting power of the Company is disposed of; (c) the effectuation of a transaction or series of transactions in which any of the equity or voting power of any Company Subsidiary is disposed to a Person other than the Company or another Company Subsidiary; (d) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least seventy-five percent (75%) of the surviving entity; (e) the consolidation, merger or other business combination of any Company Subsidiary with or into any other entity other than the Company or another Company Subsidiary; and (f) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors of the Company.
          “Continuing Director” means, at any date, a member of the Company’s Board of Directors (i) who was a member of such board on the date of the Securities Purchase Agreement or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.
          “Default Interest Rate” means the lower of eighteen (18%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.
          “Event of Default” means the occurrence of any of the following events:
               (i) a Liquidation Event occurs or is publicly announced;
               (ii) the Company fails to make any payment of principal or interest on this Note in full (including, without limitation, any Optional Redemption Price) as and when such payment is due, and such payment remains unpaid for two (2) Business Days after such due date;
               (iii) other than a breach described in clause (ii) above, the Company or any Company Subsidiary breaches or provides notice of its intent to breach any material term or condition of this Note or any other Transaction Document (including, without limitation, an Exercise Default (as defined in the Warrants) and Registration Default (as defined in the Registration Rights Agreement)) (provided that a Registration Default shall not constitute an Event of Default if the Company has timely paid all Registration Default Payment Amounts (as defined in the Registration Rights Agreement) with respect to such Registration Default); and such breach continues for a period of five (5) Business Days following written notice thereof from the Holder;
               (iv) any representation or warranty made by the Company or any Company Subsidiary in this Note or any other Transaction Document was inaccurate or misleading in any material respect as of the date such representation or warranty was made;
               (v) a default occurs or is declared, or any amounts are accelerated, under or with respect to any instrument that evidences Debt of the Company or any Company Subsidiary in a principal amount exceeding $50,000; or

               (vi) a material adverse change to (x) the business, operations, properties, financial condition, prospects or results of operations of the Company and the Company Subsidiaries taken as a whole, or (y) the Company’s cash balances or cash flows; in either case, since the Issue Date.
          “Interest” and “Interest Payment Date” have the respective meanings set forth in Section 2(a) of this Note.
          “Issue Date” means the date on which this Note is issued pursuant to the Securities Purchase Agreement.
          “Liquidation Event” means where (i) the Company or any Company Subsidiary shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Company or any Company Subsidiary shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company or any Company Subsidiary any action or proceeding of the nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is initiated the dissolution or other winding up of the Company or any material Company Subsidiary, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary.
          “Mandatory Redemption,” “Mandatory Redemption Date,” “Mandatory Redemption Notice” and “Mandatory Redemption Price” have the respective meanings set forth in Section 3(a) of this Note.
          “Maturity Date” has the meaning set forth in the preamble to this Note.
          “Optional Redemption,” “Optional Redemption Month,” “Optional Redemption Notice,” and “Optional Redemption Price” have the respective meanings set forth in Section 4(a) of this Note.
          “Scheduled Interest Payment Date” means June 1, 2007 and the first Business Day of each calendar month thereafter until the Maturity Date.
          “Warrants” means the warrants issued pursuant to the Securities Purchase Agreement.

          All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Note as a whole and not to any particular provision of this Note.
          Any capitalized term used but not defined herein has the meaning specified in the Securities Purchase Agreement.
2.	PAYMENT OF PRINCIPAL AND INTEREST.
     (a) Scheduled Interest Payments. This Note shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to fifteen percent (15%), computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the date on which Interest was most recently paid, as the case may be, and if not timely paid as provided herein, compounded monthly. The Company shall pay accrued Interest (including default interest (if any)) in arrears (i) on each Scheduled Interest Payment Date, (ii) on the Maturity Date and (iii) on any date on which all or any portion of the principal amount of this Note is paid (each of the foregoing clauses (i), (ii) and (iii) being referred to herein as an “Interest Payment Date”).
     (b) Payment at Maturity. The outstanding principal amount of this Note plus all accrued and unpaid Interest (including default interest (if any)) thereon shall be paid in full on the Maturity Date at a redemption price equal to the sum of (i) one hundred fifteen percent (115%) of the unpaid principal amount of this Note outstanding on the Maturity Date plus (ii) the accrued and unpaid Interest (including default interest (if any)) thereon.
     (c) Default Interest. Any amount of principal, Interest or any other amount that is not paid as and when due in accordance with this Note shall bear interest until paid at the Default Interest Rate, compounded monthly.
     (d) All Payments Made in Cash. All payments on this Note shall be paid in cash by wire transfer of immediately available funds pursuant to the written wire transfer instructions provided or to be provided by the Holder to the Company.
3.	REDEMPTION BY THE HOLDER.
     (a) Mandatory Redemption upon Event of Default or Change of Control. In the event that an Event of Default or a Change of Control occurs, the Holder shall have the right, upon written notice to the Company (a “Mandatory Redemption Notice”), to have all or any portion of the unpaid principal amount of this Note, plus all accrued and unpaid Interest (including default interest (if any)) thereon, redeemed by the Company (a “Mandatory Redemption”). The mandatory redemption price shall be hundred and forty percent (140%) of the sum of (A) the unpaid principal amount of this Note being redeemed plus (B) all accrued and unpaid Interest (including default interest) thereon (the “Mandatory Redemption Price”). The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the “Mandatory Redemption Date”), which date must be at least two (2) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Company, and the amount of principal and interest (and other amounts, if any) to be redeemed.

     (b) Payment of the Mandatory Redemption Price; Return of Note. The Company shall pay the Mandatory Redemption Price to the Holder on the Mandatory Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Note, and pays to the Holder in cash the Mandatory Redemption Price and all other amounts in connection therewith, the Holder shall return this Note to the Company for cancellation.
4.	REDEMPTION BY THE COMPANY.
     (a) Redemption Prior to Maturity by the Company. From and after the Issue Date and prior to the Maturity Date, for as long as no Event of Default has occurred and is continuing, the Company at its option shall have the right to redeem all or any portion of the unpaid principal amount of this Note plus all accrued and unpaid Interest (including default interest (if any)) thereon in accordance with this Section 4 (an “Optional Redemption”). The Company shall be permitted to effectuate an Optional Redemption only on the first Business Day of a calendar month, commencing with June 1, 2007. The redemption price payable by the Company for an Optional Redemption shall be equal to the product of (x) the Applicable Factor (as defined below) corresponding to the calendar month on which such Optional Redemption is being made (the “Optional Redemption Month”) and (y) the unpaid principal amount of this Note being redeemed (the “Optional Redemption Price”). As used herein, the term “Applicable Factor” means:

Optional Redemption Month	Applicable Factor
June 2007	1.0250
July 2007	1.0250
August 2007	1.0250
September 2007	1.0250
October 2007	1.0250
November 2007	1.0250
December 2007	1.0750
January 2008	1.0875
February 2008	1.1000
March 2008	1.1125
April 2008	1.1250
May 2008	1.1375
In order to effect an Optional Redemption, the Company must deliver to the Holder written notice thereof (an “Optional Redemption Notice”) specifying the amount of principal to be redeemed and the Optional Redemption Month on which the Company is electing to effectuate such Optional Redemption, and such notice must be delivered to the Holder on or prior to the date that is five Business Days prior to the first Business Day of such Optional Redemption Month. In the event that the Company effects an Optional Redemption with respect to this Note, it must contemporaneously effect an Optional Redemption with respect to each other Note on a pro rata basis (taking into account the principal amount of each Note then outstanding). Notwithstanding the delivery by the Company of an Optional Redemption Notice, the right of the Company to exercise its redemption rights under this Section 4(a) shall be subordinate to and shall not limit in any way the right of the Holder to effect a Mandatory Redemption pursuant to Section 3(a).

     (b) Payment of the Optional Redemption Price; Return of Note. The Company shall pay the Optional Redemption Price to the Holder on the first Business Day of the Optional Redemption Month specified in the applicable Optional Redemption Notice. For the avoidance of doubt, the Company shall, in addition to the payment of the Optional Redemption Price, be obligated to pay the applicable Interest (including default interest (if any)) due on the date on which such Optional Redemption Price is also due in accordance with Section 2(a). In the event that the Company redeems the entire remaining unpaid principal amount of this Note, and pays to the Holder in cash the Optional Redemption Price, the Holder shall return this Note to the Company for cancellation.
5.	MISCELLANEOUS.
     (a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including without limitation reasonable legal fees and expenses.
     (b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:
If to the Company:
Innuity, Inc.
8644 154th Avenue NE
Redmond, Washington 98052
Attn:     John Wall
Tel:       425-479-9909
Fax:       425-278-1209
with a copy (which shall not constitute notice) to:
DLA Piper US LLP
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
Attn:     Michael Hutchings
Tel:       206-839-4800
Fax:       206-839-4801

and if to the Holder, to such address for the Holder as shall appear on the signature page of the Securities Purchase Agreement executed by the Holder, or as shall be designated by the Holder in writing to the Company in accordance this Section 5(b).
     (c) Amendments. No amendment, modification or other change to this Note or waiver of any agreement or other obligation of the Company under this Note may be made or given unless such amendment, modification or waiver is set forth in writing and is signed by the Company and by the holders of a majority of the aggregate principal of the Notes then outstanding, it being understood that upon the satisfaction of the preceding conditions, this and each other Note (including any Note held by a holder thereof that did not execute the instrument specified in the preceding clause) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (d) Transfer of Note. The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is made in accordance with the applicable provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable and at the Company’s cost and expense, issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.
     (e) Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall at the Company’s cost and expense execute and deliver to the Holder a new Note identical in all respects to this Note.
     (f) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.
     (g) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.
     (h) Usury. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.
INNUITY, INC.

By:	/s/ JOHN R. WALL
Name: John R. Wall
Title: Chief Executive Officer